Exhibit 10.1

[TEKNIK DIGITAL ARTS, INC. LETTERHEAD]

May 23, 2005

Keith Dimond
6312 E. Peakview Road
Cave Creek, AZ 85331

Re:	Engagement Letter

Dear Mr. Dimond,

This letter will confirm our offer for you, Keith Dimond, hereinafter, “Employee”, to be employed as Chief Financial Officer for Teknik Digital Arts Inc., hereinafter, “Company”, beginning June 16, 2005. In this role Employee will be primarily responsible for the Company’s financial plans, budgeting, accounting controls and procedures, as well as compliance with SEC filings.

In consideration for Employee accepting this position, the Company will compensate Employee at an hourly rate of $75.00 per hour payable with the Company’s payroll on the 1st and the 15th of each month plus any incidental out-of-pocket costs incurred on the Company’s behalf. In addition, the Company has issued Employee 150,000 non-qualified stock options on March 31, 2005, vesting immediately, exercisable over a three-year term ending March 31, 2008 with an exercise price of $1.00 per share. Company also agrees to provide full coverage to Employee under the Company’s Directors’ and Officers’ Insurance Policy effective immediately.

Both the Company and Employee agree that in the event that litigation should arise involving any work produce provided by Employee, all suits shall be filed in Maricopa County Superior Court and that the laws of the State of Arizona shall govern any proceedings. Both parties also agree to waive any rights to a jury trial and a judge and not a jury shall decide on any matters not arbitrated.

In the event litigation occurs, Company further agrees to indemnify Employee for any legal fees incurred, unless Employee is found to be grossly negligent. In addition, Company agrees that damages sought from Employee will be limited to amounts paid to Employee for professional services.

This arrangement will remain valid until such time as the Company or Employee voluntarily terminates the arrangement.

Sincerely,

/s/ John Ward
John Ward, CEO
Teknik Digital Arts Inc.

KEITH DIMOND ACCEPTANCE:

Name:Keith Dimond

Signature:/s/ Keith Dimond